JPMORGAN CHASE & CO.

Filed Pursuant to Rule 433

Registration No.333-146731

Dated: December 18, 2008

Pricing Term Sheet

This term sheet supplements the information set forth under "Description of the Notes" in the Prospectus Supplement, subject to completion, dated December 18, 2008 to the Prospectus dated October 16, 2007.

Issuer:	JPMorgan Chase & Co.
Guarantor:	Federal Deposit Insurance Corporation ("FDIC")
Security:	2.125% Guaranteed Notes due 2012
Guarantee:

The Notes are guaranteed under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program and are backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC's regulations, 12 CFR Part 370, and the FDIC's website, www.fdic.gov/tlgp. The expiration date of the FDIC's guarantee is the earlier of the maturity date of the debt or June 30, 2012.

Expected Issue Ratings: (Moody's/S&P/Fitch)	Aaa/AAA/AAA
Currency:	USD
Size:	$3,000,000,000
Offering Type:	SEC Registered Senior
Maturity:	June 22, 2012
Coupon:	2.125%
Interest Payment Dates:	Semi-Annually
Day Count Convention:	30/360
Spread to Benchmark Treasury:	+121.7bps
Benchmark Treasury:	1.125% US Treasury due 12/11
Benchmark Treasury Spot and Yield:	100-19; 0.923%
Price to Public:	99.950% of face amount
Yield to maturity:	2.140%
Proceeds (Before Expenses) to Issuer:	$2,989,500,000 (99.65%)
Interest Payment Dates:	June 22 and December 22 of each year, commencing June 22, 2009
Trade Date:	December 18, 2008
Settlement Date:	December 22, 2008 (T+2)
Denominations	$2,000 x $1,000
CUSIP/ISIN:	481247AE4 / US481247AE41
Sole Bookrunner:	J.P. Morgan Securities Inc.
Co-Managers :	BNP Paribas Group Loop Capital Markets, LLC CastleOak Securities L.P.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, relating to the Notes. Before you invest, you should read this term sheet, the registration statement, prospectus, prospectus supplement, and any other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information regarding the FDIC guarantee, JPMorgan Chase & Co., and this offering. You can get the documents that JPMorgan Chase & Co. has filed with the SEC relating to this offering without cost by visiting the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and supplemental prospectus if you request them by calling collect 1-212-834-4533.